EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Millennium Chemicals Inc. and Millennium America Inc. of our report dated March 10, 2003, except for matters discussed under the heading “Adoption of SFAS No. 145” in Note 2, as to which the date is November 13, 2003, relating to the consolidated financial statements of Equistar Chemicals, LP, which appears as an exhibit to the Current Report on Form 8-K of Millennium Chemicals Inc. dated December 15, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Houston, Texas

December 15, 2003